ARKO REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Operating Income Increases $21.2 million (+265%)

RICHMOND, VA, May 13, 2021 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a growing leader in the U.S. convenience store industry, today announced financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Key Highlights

•
Operating income of $13.2 million for the quarter versus an operating loss of $8.0 million in first quarter of 2020
•
Net loss for the quarter of $14.7 million compared to a net loss of $12.9 million for the first quarter 2020
•
Net loss for first quarter 2021 includes $12.1 million for interest expense primarily related to non-cash fair value adjustments for warrants along with one-time $4.5 million in additional interest for the early redemption of the Israeli Bonds (Series C)
•
Adjusted EBITDA of $42.3 million, an increase of $25.4 million, or 150%, versus the prior year period, with Empire contributing approximately $13 million of the increase
•
Same store merchandise sales increase of 6.0% compared to the prior year period while merchandise margin increased 130 basis points to 27.4% from 26.1%
•
Same store merchandise sales excluding cigarettes increase of 9.2% compared to the prior year period
•
Eliminating the extra day in 2020 due to the leap year, same store merchandise sales increased by 7.2% and same store merchandise sales excluding cigarettes increased by 10.4% as compared to the first quarter of 2020
•
Retail fuel margin cents per gallon increase of 22% to 32.1 cents per gallon; same store fuel gallons sold declined by 13.8%
•
DoorDash delivery partnership continues its expansion, now operating in more than 625, or nearly half, of all Company-operated stores
•
Empire added 14 new dealers during the quarter

“We are pleased to report another quarter of strong financial results in spite of what remains a challenging operating environment a full year since the start of the pandemic,” said Arie Kotler, Chief Executive Officer of ARKO. “We continue making progress on several of our core growth initiatives, including having launched our remodel program, while at the same time, making solid headway on the Empire integration. In addition, we have continued to build upon our strong record of acquisitions through our planned purchase of approximately 60 sites from ExpressStop, and just recently, we announced an agreement with Oak Street Real Estate Capital, LLC under which they agreed to purchase up to $1 billion dollars in real estate to assist with our planned future growth. I’m very proud of the dedication of our team and the profitable growth momentum of the business demonstrated in the first quarter of 2021 as we continue our journey as one of the largest and most successful convenience store operators in the country.”

First Quarter 2021 Segment Highlights

Retail

	For the three months ended March 31,
	2021	2020
	(in thousands)
Fuel gallons sold	226,112	234,815
Same store fuel gallons sold decrease (%) [1]	(13.8%)	(7.4%)
Fuel margin, cents per gallon [2]	32.1	26.3
Merchandise revenue	$359,281	$323,679
Same store merchandise sales increase (%) [1]	6.0%	0.2%
Same store merchandise sales excluding cigarettes increase (decrease) (%) [1]	9.2%	(0.5%)
Merchandise contribution [3]	$98,527	$84,588
Merchandise margin [4]	27.4%	26.1%

1 Same store is a common metric used in the convenience store industry.  We consider a store a same store beginning in the first quarter in which the store has a full quarter of activity in the prior year. Refer to “Use of Non-GAAP Measures” below for discussion of this measure.

2 Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

3 Calculated as merchandise revenue less merchandise costs.

4 Calculated as merchandise contribution divided by merchandise revenue.

Same store merchandise sales increased 6.0% for the quarter and 9.2% excluding cigarettes as compared to the first quarter of 2020. Adjusting to eliminate the extra day in 2020 due to the leap year, same store merchandise sales increased by 7.2% and same store merchandise sales excluding cigarettes increased by 10.4%. Total merchandise contribution increased $13.9 million for the quarter compared to the prior year due to the same store revenue growth coupled with a 130-basis point increase in merchandise margin along with a $6.8 million increase as a result of the Empire acquisition.

For the first quarter of 2021, retail fuel profitability (excluding intercompany charges by our wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $10.8 million compared to the prior year period primarily due to the $10.5 million contribution from the Empire acquisition. Higher retail fuel margin cents per gallon increased 22% to 32.1 cents per gallon; same store gallons sold declined by 13.8% as compared to the first quarter of 2020 primarily due to the COVID-19 pandemic.

Wholesale

	For the three months ended March 31,
	2021	2020
	(in thousands)
Fuel gallons sold – non-consignment agent locations	183,645	7,527
Fuel gallons sold – consignment agent locations	37,911	5,589
Fuel margin, cents per gallon[1] – non-consignment agent locations	5.1	6.0
Fuel margin, cents per gallon[1] – consignment agent locations	21.9	19.1

1 Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

For the first quarter of 2021, wholesale fuel profitability (excluding intercompany charges by GPMP) increased approximately $16.2 million compared to the prior year period, with the Empire acquisition accounting for $16.0 million of the growth. Fuel contribution from non-consignment agent locations grew by $8.9 million compared to the prior year due to a 176 million gallon increase in fuel volume. Fuel margin cents per gallon for these locations decreased 0.9 cents versus the first quarter of 2020. The decrease in the margin was due to the inclusion of Empire non-consignment sales, which included spot market sales and longer-term contracts which generally are at a lower margin.

Fuel contribution from consignment agent locations grew $7.3 million compared to the prior year due to quarter over quarter increases in both volume of 32 million gallons and fuel margin, cents per gallon of 2.8 cents. Although volume sold through consignment locations aggregated 17% of the combined total, fuel margin dollars realized accounted for approximately 47% of the fuel margin dollar contribution.

Liquidity and Capital Expenditures

As of March 31, 2021, the Company’s total liquidity was approximately $457 million, consisting of cash and cash equivalents of $205.0 million, plus $31.8 million of restricted investments, and approximately $220 million of unused availability under lines of credit. Outstanding debt was $674.3 million, resulting in net debt of $437.5 million. Capital expenditures were $17.5 million for the three months ended March 31, 2021, compared to $12.1 million for the prior year period.

Store Network Update

The following tables present certain information regarding changes in the store network for the periods presented:

	For the three months ended March 31,
Retail Segment	2021	2020

Number of sites at beginning of period.................................................	1,330	1,272
Company-controlled sites converted to................................................
consignment locations and independent and lessee dealers, net.........	—	(1)
Closed, relocated or divested sites......................................................	(6)	—
Number of sites at end of period.........................................................	1,324	1,271

	For the three months ended March 31,
Wholesale Segment	2021	2020

Number of sites at beginning of period.................................................	1,614	128
Newly opened or reopened sites..........................................................	14	—
Consignment locations or independent and lessee
dealers converted from Company-controlled sites, net.......................	—	1
Closed, relocated or divested sites......................................................	(3)	(1)
Number of sites at end of period.........................................................	1,625	128

Conference Call and Webcast Details

The Company will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through May 27, 2021, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13718973.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC (“GPM”). Based in Richmond, VA, GPM was founded in 2003 with 169 stores and has grown through acquisitions to become the 7th largest convenience store chain in the United States, operating or supplying fuel to approximately 2,950 locations in 33 states and the District of Columbia, comprised of approximately 1,325 company-operated stores and approximately 1,625 dealer sites to which we supply fuel. We operate in three reportable segments: retail, which consists of fuel and merchandise sales to retail consumers; wholesale, which supplies fuel to third-party dealers and consignment agents; and GPMP, which supplies fuel to our sites (both in the retail and wholesale segments). Our stores offer fas REWARDS® high value loyalty program, a large selection of beverages, coffee, fountain drinks, candy, salty snacks, and many other products to meet the needs of the everyday customer.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO assumes no obligation to update forward-looking information, except as required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Chris Mandeville

ARKO@icrinc.com

	Consolidated statements of operations

	For the three months ended March 31,
	2021	2020
	(in thousands)
Revenues:
Fuel revenue	$1,102,947	$563,041
Merchandise revenue	359,281	323,679
Other revenues, net	22,128	13,160
Total revenues	1,484,356	899,880
Operating expenses:
Fuel costs	1,012,798	499,803
Merchandise costs	260,754	239,091
Store operating expenses	144,938	128,830
General and administrative expenses	26,713	18,893
Depreciation and amortization	24,242	17,071
Total operating expenses	1,469,445	903,688
Other expenses, net	1,672	4,176
Operating income (loss)	13,239	(7,984)
Interest and other financial income	2,407	3,245
Interest and other financial expenses	(31,024)	(9,896)
Loss before income taxes	(15,378)	(14,635)
Income tax benefit	722	2,011
Loss from equity investee	(6)	(233)
Net loss	$(14,662)	$(12,857)
Less: Net income (loss) attributable to non-controlling interests	74	(2,401)
Net loss attributable to ARKO Corp.	$(14,736)	$(10,456)
Series A redeemable preferred stock dividends	(1,402)
Net loss attributable to common shareholders	$(16,138)
Net loss per share attributable to common shareholders - basic and diluted	$(0.13)	$(0.16)
Weighted average shares outstanding:
Basic and Diluted	124,361	66,731

	Consolidated balance sheets

	March 31, 2021	December 31, 2020
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$204,986	$293,666
Restricted cash with respect to bonds	—	1,230
Restricted cash	18,017	16,529
Trade receivables, net	57,597	46,940
Inventory	171,123	163,686
Other current assets	80,425	87,355
Total current assets	532,148	609,406
Non-current assets:
Property and equipment, net	493,420	491,513
Right-of-use assets under operating leases	947,568	961,561
Right-of-use assets under financing leases, net	203,706	198,317
Goodwill	173,937	173,937
Intangible assets, net	212,144	218,132
Restricted investments	31,825	31,825
Non-current restricted cash with respect to bonds	—	1,552
Equity investment	2,612	2,715
Deferred tax asset	42,345	40,655
Other non-current assets	10,849	10,196
Total assets	$2,650,554	$2,739,809
Liabilities
Current liabilities:
Long-term debt, current portion	$29,495	$40,988
Accounts payable	172,910	155,714
Other current liabilities	108,021	133,637
Operating leases, current portion	49,590	48,878
Financing leases, current portion	7,598	7,834
Total current liabilities	367,614	387,051
Non-current liabilities:
Long-term debt, net	644,764	708,802
Asset retirement obligation	53,351	52,964
Operating leases	961,621	973,695
Financing leases	233,575	226,440
Deferred tax liability	2,663	2,816
Other non-current liabilities	107,644	96,621
Total liabilities	2,371,232	2,448,389

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	214,727	212,103
Accumulated other comprehensive income	9,119	9,119
Accumulated deficit	(44,389)	(29,653)
Total shareholders' equity	179,469	191,581
Non-controlling interest	(147)	(161)
Total equity	179,322	191,420
Total liabilities, redeemable preferred stock and equity	$2,650,554	$2,739,809

	Consolidated statements of cash flows
	For the three months ended March 31,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net loss	$(14,662)	$(12,857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,242	17,071
Deferred income taxes	(1,843)	389
Loss on disposal of assets and impairment charges	1,375	3,382
Foreign currency gain	(1,042)	(2,874)
Amortization of deferred financing costs, debt discount and premium	(185)	1,780
Amortization of deferred income	(2,484)	(2,380)
Accretion of asset retirement obligation	445	327
Non-cash rent	1,771	1,801
Charges to allowance for credit losses	141	49
Loss from equity investment	6	233
Share-based compensation	1,026	127
Fair value adjustment of financial assets and liabilities	11,049	(418)
Other operating activities, net	224	—
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(10,798)	7,732
(Increase) decrease in inventory	(7,437)	17,402
Decrease in other assets	7,688	4,737
Increase (decrease) in accounts payable	17,309	(10,996)
Decrease in other current liabilities	(15,829)	(966)
Decrease in asset retirement obligation	(89)	(36)
Increase (decrease) in non-current liabilities	369	(591)
Net cash provided by operating activities	11,276	23,912
Cash flows from investing activities:
Purchase of property and equipment	(17,525)	(12,048)
Purchase of intangible assets	—	(30)
Proceeds from sale of property and equipment	880	—
Business acquisitions, net of cash	—	(320)
Loans to equity investment	—	(143)
Net cash used in investing activities	(16,645)	(12,541)
Cash flows from financing activities:
Lines of credit, net	—	(39,364)
Repayment of related-party loans	—	(4,517)
Receipt of long-term debt, net	1,115	156,694
Repayment of debt	(75,963)	(41,722)
Principal payments on financing leases	(1,990)	(2,124)
Investment of non-controlling interest in subsidiary	—	19,325
Payment of Merger Transaction issuance costs	(4,686)	—
Dividends paid on redeemable preferred stock	(1,559)	—
Distributions to non-controlling interests	(60)	(2,375)
Net cash (used in) provided by financing activities	(83,143)	85,917
Net (decrease) increase in cash and cash equivalents and restricted cash	(88,512)	97,288
Effect of exchange rate on cash and cash equivalents and restricted cash	(1,462)	(1,306)
Cash and cash equivalents and restricted cash, beginning of period	312,977	52,763
Cash and cash equivalents and restricted cash, end of period	$223,003	$148,745

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store has a full quarter of activity in the prior year. We believe that this information provides greater comparability regarding our ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with generally accepted accounting principles (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. None of EBITDA or Adjusted EBITDA are presented in accordance with GAAP and are non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA and Adjusted EBITDA are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income (loss), cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same stores measures, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Reconciliation of Adjusted EBITDA
	For the three months ended March 31,
	2021	2020
	(in thousands)
Net loss	$(14,662)	$(12,857)
Interest and other financing expenses, net	28,617	6,651
Income tax benefit	(722)	(2,011)
Depreciation and amortization	24,242	17,071
EBITDA	37,475	8,854
Non-cash rent expense (a)	1,771	1,801
Acquisition costs (b)	611	1,500
Loss on disposal of assets and impairment charges (c)	1,375	3,382
Share-based compensation expense (d)	1,026	127
Loss from equity investment (e)	6	233
Fuel taxes paid in arrears (f)	—	1,050
Other (g)	39	(13)
Adjusted EBITDA	$42,303	$16,934

(a)
Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.
(b)
Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.
(c)
Eliminates the non-cash loss (gain) from the sale of property and equipment, the gain recognized upon the sale of related leased assets and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.
(d)
Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.
(e)
Eliminates our share of loss attributable to our unconsolidated equity investment.
(f)
Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.
(g)
Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.